NEWS RELEASE
                   THE SOUTHLAND CORPORATION
		        2711 North Haskell Avenue / Dallas, Tx 75204
	       Mailing Address: Box 711 / Dallas, Tx 75221-0711
              			   Telephone  214-828-7587



                                						Rick Updyke
			                                			Manager, Investor Relations
					                                	(214) 828-7328

                                						Recorded Update
				                                		(214) 828-7587

SOUTHLAND ANNOUNCES SUCCESSFUL TENDER OFFER

 	DALLAS, Texas, November 22, 1995 -- The Southland Corporation (NASDAQ: SLCM) today announced the successful completion of its "Dutch auction" tender offer for 40 percent of both its 5% First Priority Senior Subordinated Debentures due December 15, 2003 ("5% Debentures") and 4 1/2% Second Priority Senior Subordinated Debentures (Series A) due June 15, 2004 ("4 1/2% Debentures"). The company said it was pleased that the tender offer was significantly oversubscribed.

	 Under terms of the tender offer, 40 percent of each issue will be purchased at the final clearing price of $840.00 for the 5% Debentures and $786.00 for the 4 1/2% Debentures, in each case per $1,000 principal amount. All debentures tendered below the final clearing price will be purchased at the final clearing price. Debentures tendered at the final clearing price will be prorated and those tendered above will be returned.

 	In addition, the company will finance the purchase of the debentures through the issuance of $300 million of Convertible Quarterly Income Debt Securities ("Convertible QUIDS") to its majority owners, Ito-Yokado Co., Ltd., and Seven-Eleven Japan Co., Ltd. The Convertible QUIDS will be subordinated to all existing debt, have a 15 year term, an interest rate of 4 1/2% and be convertible into shares of the company's common stock at a price of

$4.1602 per share. The company expects the depositary for the tender offer, Wilmington Trust Company, to begin the process of delivering payments for the debentures on the settlement date, which is scheduled for November 28, 1995. The dealer managers of the tender offer are Goldman Sachs & Co.

 	With more than 15,000 convenience stores worldwide, 7-Eleven is the premier name and largest chain in the convenience retailing industry. Over 5,500 7-Eleven and other convenience stores are operated or franchised in the United States and Canada by The Southland Corporation. IYG Holding Company, a wholly owned subsidiary of Ito-Yokado Co., Ltd., and Seven-Eleven Japan Co., Ltd., has owned a majority interest in Southland since 1991. Seven-Eleven Japan operates approximately 6,100 7-Eleven stores under an area license agreement with Southland. Additionally, about 3,400 7-Eleven stores are operated by area licensees and affiliates of Southland in the U.S., its territories and 18 other countries.




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